Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

Taubman Completes Sale of Seven Malls to Starwood Capital Group
Transaction Expected to Increase Company’s Long-Term Growth

BLOOMFIELD HILLS, Mich., October 17, 2014 - - Taubman Centers has completed the sale of seven malls to Starwood Capital Group (“Starwood”). The sales are part of Taubman’s ongoing strategy to recycle capital, maximize its NOI growth rate and create net asset value for investors over time.

“These transactions are transformative for the company. The sale of these assets leaves our remaining portfolio significantly enhanced, with higher sales productivity and faster net operating income growth,” said Robert S. Taubman, chairman, president and chief executive officer. “It also allows management to focus on the company’s most strategic assets and development and redevelopment pipelines, where the greatest net asset value can be created.”

The following seven malls were sold:

•	MacArthur Center (Norfolk, Va.)

•	Stony Point Fashion Park (Richmond, Va.)

•	Northlake Mall (Charlotte, N.C.)

•	The Mall at Wellington Green (Wellington, Fla.)

•	The Shops at Willow Bend (Plano, Tex.)

•	The Mall at Partridge Creek (Clinton Township, Mich.)

•	Fairlane Town Center (Dearborn, Mich.)

Consideration for the properties totaled $1.403 billion, excluding transaction costs. After the retirement of $623 million of property-level debt and accrued interest and $44 million of transaction costs, net cash proceeds were $736 million. Taubman’s share of the net cash proceeds was $716 million.

Specific uses of the net proceeds have not been determined, but a portion of the funds are held by Qualified Intermediaries with the intention that those proceeds may be used to fund a tax deferred like-kind exchange under Section 1031 of the Internal Revenue Code. If no synergistic asset or assets for a Section 1031 exchange can be identified, a special dividend of up to $5.00 per share will be declared. The remaining net proceeds will be used for general corporate purposes and to reduce outstanding borrowings under the company’s revolving lines of credit.

About Taubman

Taubman Centers, Inc. (NYSE: TCO) is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 21 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing five properties in the U.S. and Asia totaling 4.7 million square feet. Taubman, with over 60 years of experience in the shopping center industry, is headquartered in Bloomfield Hills, Mich., and Taubman Asia is headquartered in Hong Kong. www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

CONTACTS:
Barbara Baker, Taubman, Vice President, Corporate Affairs & Investor Relations, 248-258-7367
bbaker@taubman.com

Maria Mainville, Taubman, Director, Strategic Communications, 248-258-7469
mmainville@taubman.com

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